
                       Pacific Century Financial Corporation
            Exhibit 99 - Statement Regarding Computation of Ratios
                          Nine Months Ended September 30



(in millions of dollars)                                        1997        1996

Earnings:
1.  Income Before Income Taxes                                  $165.2      $150.5
2.  Plus:  Fixed Charges Including Interest on Deposits          396.1       372.0
                                                              ---------   ---------
3.  Earnings Including Fixed Charges                             561.3       522.5
4.  Less:  Interest on Deposits                                  240.7       209.8
                                                              ---------   ---------
5.  Earnings Excluding Interest on Deposits                     $320.6      $312.7


Fixed Charges:
6.  Fixed Charges Including Interest on Deposits                $396.1      $372.0
7.  Less:  Interest on Deposits                                  240.7       209.8
                                                              ---------   ---------
8.  Fixed Charges Excluding Interest on Deposits                $155.4      $162.2

Ratio of Earnings to Fixed Charges:
    Including Interest on Deposits  (Line 3 divided by Line 6)     1.4 x       1.4 x
    Excluding Interest on Deposits (Line 5 divided by Line 8)      2.1 x       1.9 x
